NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

Principal Amount: $1,000,000	Issue Date: February 10, 2010

SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, Tix Corporation, a Delaware corporation (hereinafter called the “Company”), hereby promises to pay to Metin Durmus, with an address of 8447 Turtle Creek Circle, Las Vegas, Nevada 89113 (the “Holder”), the sum of One Million Dollars ($1,000,000), without interest, on August 10, 2010 (the “Maturity Date”), if not paid sooner.

This Note has been entered into pursuant to the terms of an Asset Purchase Agreement dated as of the date hereof between the Company, the Holder and All Access Entertainment, LLC (the “Purchase Agreement”).  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement.  The following terms shall apply to this Note:

ARTICLE I

CONVERSION RIGHTS

The Holder shall have the right to convert the entire principal amount under this Note thereon into shares of the Company’s Common Stock as set forth below.

1.1           Voluntary Conversion into the Company’s Common Stock.

(a)            The Holder shall have the right on the Maturity Date to convert any outstanding and unpaid principal portion of this Note, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 1.1(b) hereof (the “Conversion Price”), determined as provided herein.  Upon delivery to the Company of a completed Notice of Conversion, a form of which is annexed hereto, the Company shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted, by the Conversion Price.

(b)            Subject to adjustment as provided for in Section 1.1(c) hereof, the Conversion Price per share of Common Stock shall be the daily average closing sale price of the Company’s Common Stock as reported on the NASDAQ Capital Market for the thirty day period prior to the Conversion Date, but in no event less than $3.00 (“Conversion Price”).

(c)            The Conversion Price and the number and kind of shares or other securities to be issued upon conversion of this Note, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.          Merger, Sale of Assets, etc.  If the Company at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser or surviving entity of the surviving corporation after any such consolidation, merger, sale or conveyance.

B.          Reclassification, etc.  If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes of the Company’s capital stock that may be issued or outstanding, this Note, as to the unpaid principal amount thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the shares of Common Stock subject to the conversion of this Note immediately prior to such reclassification or other change.

C.          Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(d)           Whenever the Conversion Price is adjusted pursuant to Section 1.1(c) above, the Company shall promptly provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e)            The Company will reserve from its authorized and unissued shares of Common Stock, the number of shares of Common Stock during the time periods and in the amounts described in the Subscription Agreement.  The Company represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable.  The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of the Company’s Common Stock upon the conversion of this Note.

1.2           No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note, but an adjustment in cash will be made, in respect of any fraction of a share (which will be valued based on the Conversion Price) which would otherwise be issuable upon the surrender of this Note for conversion and a check in the amount of the value of such fractional share shall be delivered to the Holder.

1.3           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 1.1(a) hereof.  Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

ARTICLE II

RIGHT TO OFFSET

(a)            The Company shall have the right to offset against any amount payable hereunder the amount of any Loss of the Company relating to the failure of Holder to pay payables (the “Offset Amount”) after taking into account any Deductible Amount provided that the Offset Amount shall not exceed $500,000.

(b)            In the event the Company determines to offset the Offset Amount, the Company shall deliver a notice (the “Notice”) to Holder setting forth in reasonable detail a description of the Offset Amount, the basis for the offset including the nature of the inaccuracy in or breach of representation, warranty, covenant or agreement of Holder or Seller to which such Losses relate.  Upon delivery of the Notice, the Company shall, subject to paragraph (c) below, be entitled and authorized to withhold payment to Holder for the Offset Amount, and shall deposit the Offset Amount with an unrelated third party designated by the Company to hold the Offset Amount in escrow pending resolution of the matter as set forth below.

(c)            Within thirty (30) days after the delivery of the Notice to Holder, Holder may notify (the “Response Notice”) the Company either that Holder agrees to the Offset Amount as set forth in the Notice or disputes all, or any portion of, the Offset Amount claimed in the Notice.  If no Response Notice has been delivered to the Company before the expiration of such thirty (30) day period, Holder shall be deemed to have agreed that all of the Offset Amount set forth in the Notice may be applied to reduce the amount payable under this Note and such amount shall be released from escrow and delivered to the Company.  If the Response Notice is delivered to the Company before the expiration of such thirty (30) day period and disputes a portion, but not all, of the claimed Offset Amount, then Holder shall be deemed to have agreed that such undisputed amounts may likewise be applied to reduce the amount payable under this Note and the undisputed amount shall be released from escrow and be delivered to the Company.

(d)            If Holder shall have timely delivered a Response Notice to the Company disputing any amounts claimed in the Notice, Holder and the Company will attempt in good faith to agree upon the rights of the respective parties with respect to the disputed amount.  If the parties fail to reach such an agreement, either Holder or the Company may make a written demand upon the other for formal resolution of the dispute and specifying the scope of the dispute.  As soon as practicable, and in any event within sixty (60) days after such written notification, the parties and their respective representatives shall meet for one day with an impartial mediator, mutually agreed upon by Holder and the Company for purposes of reaching an agreement on a dispute resolution alternative other than litigation.  If an alternative method of dispute resolution is not agreed upon as a result of the one-day mediation, the parties may thereafter exercise any and all available rights and remedies.  With respect to the one-day of mediation and any other mediation, the parties shall cooperate with one another in selecting a mediator and in scheduling mediation proceedings, and shall act in good faith in such mediation.  Holder and the Company shall bear equally the costs of mediation.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and accrued interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

3.1          Failure to Pay Principal.  The Company fails to pay any principal or other sum due under this Note when due.

3.2          Failure to Deliver Common Stock or Replacement Note.  The Company’s failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note.

3.3          Voluntary Bankruptcy.  The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action.

3.4          Involuntary Bankruptcy.  If, within sixty (60) days after the commencement of an action against the Company, without the consent or acquiescence of the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

ARTICLE IV

SECURITY INTEREST

To secure the obligations of the Company pursuant to this Note, the Company hereby grants to the Holder a security interest in the Purchased Assets.  The Holder shall have the right to file a financing statement to perfect the security interest granted hereunder.  The Holder shall have all rights afforded to a secured creditor under Article 9 of the Uniform Commercial Code, as adopted by the State of Nevada.

ARTICLE V

MISCELLANEOUS

5.1          Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2          Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the third business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Company to: Tix Corporation, 12001 Ventura Place, Suite 340, Studio City, California 91604, Attn:  Mitchell J. Francis, CEO, fax number: (818) 761-1072, with a copy by fax only to:  TroyGould, 1801 Century Park East, Suite 1600, Los Angeles, CA 90067-2367, Attn: David L. Ficksman, Esq., fax number: (310) 789-1490, and (ii) if to the Holder, to the name, address and fax number set forth on the front page of this Note, with a copy by facsimile only to Allen Matkins Leck Gamble Mallory & Natsis LLP, 515 South Figueroa Street, 9th Floor, Los Angeles, California 90071, Attn:  Mathew J. Ertman, Esq., fax number (213) 620 8816.

5.3          Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4          Assignability.  This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Company may not assign its obligations under this Note.

5.5          Cost of Collection.  If default is made in the payment of this Note, the Company shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6          Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Nevada.

5.7          Stockholder Status.  The Holder shall not have rights as a stockholder of the Company with respect to unconverted portions of this Note.  However, the Holder will have all the rights of a stockholder of the Company with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Company.

5.8          Waiver of Notice.  The Company hereby waives notice, presentment, demand, protest and notice of dishonor.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, The Company has caused this Note to be signed in its name by an authorized officer as of the 10th day of February 2010.

TIX CORPORATION

By:
Name: Mitch Francis
Title: Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert the principal amount of the Convertible Note (the “Note”) issued by Tix Corporation (the “Company”) on February 10, 2010 into shares of Common Stock of the Company according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address: